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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): AUGUST 7, 2000


                                HNC SOFTWARE INC.
             (Exact name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


                0-26146                                33-0248788
        (Commission File Number)                    (I.R.S. Employer
                                                 Identification Number)



                5935 CORNERSTONE COURT WEST, SAN DIEGO, CA 92121
                    (Address of Principal Executive Offices)

                                 (858) 546-8877
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5:  OTHER EVENTS.

HNC Software Inc. announced on August 7, 2000 in a news release that HNC's board of directors declared a dividend on HNC common stock of all the shares of Retek Inc. common stock owned by HNC. The Retek shares will be distributed on or about September 29, 2000 to those HNC stockholders who are holders of record of HNC common stock at 5 p.m. Eastern Daylight Time on September 15, 2000, the record date for the dividend. HNC currently owns 40 million Retek shares, representing approximately 84.5 percent of Retek's outstanding common stock.

HNC has received a private letter ruling from the Internal Revenue Service that HNC's dividend of its shares of Retek stock will be tax-free to HNC and its stockholders for U.S. federal income tax purposes. HNC stockholders of record at the record date will receive whole shares of Retek common stock and cash payments for fractional shares. Cash received in lieu of fractional shares will be taxable for U.S. federal income tax purposes.

The number of Retek shares that will be distributed as a dividend on each share of HNC common stock that is outstanding on the September 15, 2000 dividend record date will be determined by the total number of shares of HNC common stock that are outstanding on September 15, 2000.

Consequently, the actual distribution ratio for the dividend will decrease to the extent that the number of outstanding shares of HNC common stock increases prior to the September 15, 2000 record date. Increases in the number of HNC shares outstanding on the record date may result from issuances of HNC stock in various transactions, including but not limited to HNC stock option exercises, business acquisitions and conversions of HNC's outstanding convertible notes into HNC common stock. HNC has also accelerated the vesting of 25 percent of its outstanding stock options that would have been unvested as of the September 15, 2000 record date to afford its option holders the opportunity to participate in receipt of the dividend. As a result of this vesting acceleration, options to purchase approximately 2.8 million shares of HNC common stock will be vested and exercisable between August 7 and the September 15 record date. HNC Software Inc. announced in a news release on August 21, 2000 that holders of approximately $68.8 million of its $100.0 million convertible notes have converted their notes into approximately 1.5 million shares of HNC common stock, leaving approximately $31.2 million outstanding. These newly issued shares will be eligible to receive the dividend of Retek shares declared on August 7, 2000 by HNC's board of directors.

To the extent that HNC's outstanding convertible notes are not converted into shares of HNC common stock before the dividend record date, the anti-dilution provisions of the notes will be triggered by the dividend and will reduce the conversion price of the notes. This reduction in the conversion price would increase the number of shares of HNC common stock issuable upon the potential conversion of the notes, and the amount of the increase could be substantial. The actual amount of the potential increase cannot yet be computed, but will be determined by the relative values of HNC and Retek stock during certain time periods prior to the payment of the dividend.

After September 15, 2000, an information statement will be mailed to HNC stockholders of record as of the record date. The information statement will include a statement of the final distribution ratio for the dividend, as well as information on how to calculate the cost basis for federal income tax purposes of the Retek shares distributed in the dividend and the shares of HNC common stock on which the dividend is paid.

In connection with the Retek dividend, HNC will adjust the exercise price of all of its stock options that are outstanding immediately following payment of the dividend. The adjusted stock option

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exercise price will be calculated by multiplying the pre-dividend option exercise price by the price of HNC common stock immediately after payment of the dividend, and dividing that product by the price of HNC common stock immediately before payment of the dividend.

Because HNC anticipates that this adjustment will be less than the change in value of unvested HNC stock options resulting from the Retek distribution, HNC will pay cash bonuses to employees who hold unvested stock options as of the record date. Based on current analyses, HNC estimates that the aggregate amount of these cash bonuses will be approximately $39 million. HNC anticipates that the adjustment to the exercise price of its unvested options and the cash bonus, taken together, will be less than the change in value of unvested HNC options arising from the Retek distribution. HNC does not plan to pay any cash bonuses to holders of its stock options that vest on or before the record date.

HNC also announced in the August 7, 2000 news release that its board of directors has authorized the company to repurchase up to $30 million dollars of its common stock from time to time for cash at market prices in open market, negotiated or block transactions. The time and amount of any repurchases will be determined by HNC. Any shares repurchased are expected to be used by the company for a number of reasons, including mergers and acquisitions in which stock is issued as well as to partially fund stock options granted by the company.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               HNC SOFTWARE INC.



Date:  August 25, 2000                 By: /s/ KENNETH J. SAUNDERS
                                          --------------------------------------
                                          Kenneth J. Saunders,
                                          Chief Financial Officer and
                                          Secretary


                                       By: /s/ RUSSELL C. CLARK
                                          --------------------------------------
                                          Russell C. Clark,
                                          Vice President, Corporate Finance
                                          and Assistant Secretary